Exhibit 10.1

MATTHEWS INTERNATIONAL CORPORATION

EMPLOYMENT AND TRANSITION AGREEMENT

THIS EMPLYOYMENT AND TRANSITION AGREEMENT (this “Agreement”) is made effective April 8, 2026 (the “Effective Date”), by and between Matthews International Corporation, a Pennsylvania corporation (the “Company”), and Steven Gackenbach (the “Executive”).

WHEREAS, the Executive currently serves as Group President, Memorialization of the Company; and

WHEREAS, the Company and the Executive wish to enter into this Agreement to reward the Executive for his work for the Company and to ensure the Company has continued access to the Executive’s institutional knowledge of the Company’s business and industry-specific expertise with in memorialization;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

SECTION 1.

Employment

1.01 Position.

a. The Executive shall continue to serve as Group President, Memorialization on a full-time basis and shall continue to directly report to the Chief Executive Officer of the Company from the execution of this Agreement through September 30, 2026.

b. The Executive shall serve in the role of Senior Advisor from October 1, 2026 through January 2, 2028. In so doing, the Executive shall work on a part-time basis, working twenty (20) hours per week. The Executive shall continue to report to the Chief Executive Officer of the Company.

c. In total, the “Employment Period” shall be defined to run from April 1, 2026 through January 2, 2028. The Executive may work remotely during the Employment Period.

d. At all times hereunder, the Executive shall remain bound by his existing obligations under all applicable agreements with and/or policies of the Company, including covenants related to confidentiality, as more specifically set forth in Section 4 herein.

e. Right to Elect Retirement During Senior Advisor Period. During the period in which the Executive is serving in the role of Senior Advisor (October 1, 2026 through January 2, 2028), the Executive shall have the right, in his sole discretion, to elect to retire at any time. Upon thirty (30) days written notice of the Executive’s election to retire, this Agreement shall terminate as of the effective date of such retirement and, at that time Executive’s employment shall terminate and, Executive’s consulting agreement shall immediately commence. In addition, at the time of resignation, Executive shall be entitled to the: (i) any Base Salary earned prior to such termination but not yet paid; (ii) bonus calculated on a pro rata basis for the portion of the fiscal year worked; (iii) reimbursement of any unpaid business expenses Executive incurred in accordance with Section 2.02 of this Agreement prior to such termination; and (iv) any other benefits accrued and vested through the Executive termination date in accordance with the applicable plans and programs of the Company. The Executive shall then immediately transition into the consulting arrangement previously negotiated between the Executive and the Company for a period of no less than two years which is attached as Exhibit A. If Executive elects to terminate this Agreement for Good Reason, then Section 3.07 herein shall apply. In any event, Executive will still be subject to the restrictive covenants contained in this Agreement.

1.02. Compensation.

a. Salary.

i. From the execution of this Agreement to September 30, 2026, the Company shall pay the Executive an annual base salary of $562,500 (“Base Salary”), subject to all required tax payments and other withholdings, such payments will be made in equal installments consistent with the current payroll practices but no less than monthly.

ii. Effective October 1, 2026, the Company shall pay the Executive 50% of the Base Salary in effect as of September 30, 2026 such payments will be made in equal installments consistent with the current payroll practices but no less than monthly. This change in the Base Salary shall correspond to the change to part-time working hours.

iii. In January 2027, the Executive shall receive a merit-based salary increase aligned with the Company’s targeted merit percentage for executive leadership. The increase shall be subject to approval by the Compensation Committee of the Company’s Board of Directors. This salary increase shall be reflected in future base salary payments after the required internal approvals.

b. Annual Bonus.

i. The Executive shall continue to be eligible to participate in the Company’s Management Incentive Plan. From the execution of this Agreement through September 30, 2026, the Executive shall be eligible for an annual bonus with a target opportunity equal to sixty percent (60%) of Base Salary. The actual bonus amount awarded may vary based on the Company’s financial performance, as determined in accordance with the terms and conditions of the Company’s Management Incentive Plan. Any bonus amount will be prorated if employment terminates during the applicable fiscal year.

ii. Effective October 1, 2026, the Executive shall continue to participate in the Company’s Management Incentive Plan with a target opportunity equal to sixty percent (60%) of Base Salary. The actual bonus amount awarded may vary based on the Company financial performance, as determined in accordance with the terms and conditions of the Company’s Management Incentive Plan. Any bonus amount will be prorated if employment terminates during the applicable fiscal year.

c. Restricted Stock Units.

The Executive has previously entered one or more Restrictive Share Unit Agreements with the Company and this instant Agreements will not reduce any benefits that Executive is eligible to receive under those RSU Agreements. Executive shall continue to be bound by all restrictive covenants contained in the RSU Agreements.

The Executive will continue to be eligible for equity compensation throughout the term of this Agreement pursuant to the terms of the RSU Agreement. Restricted Stock Unit grants have been established based on market benchmarks for comparable roles within the industry and shall be awarded in November 2026. The November 2026 grant will be aligned with the President of Memorialization level with a grant value of $417,525 which is 62.5% of the November 2025 grant value. Any Restricted Stock Units awarded shall be issued pursuant to, and governed by, the terms and conditions set forth in the Company’s Amended and Restated 2017 Equity Incentive Plan and the applicable Restricted Stock Unit Agreement. The Executive shall receive such award in the form of Restricted Stock Units or, if the Company is no longer utilizing the Amended and Restated 2017 Equity Incentive Plan, an equity grant of comparable value of $417,525 and of the type customarily awarded to similarly situated Matthews executives, provided that Executive’s part time status and circumstances of separation in January 2028 shall not prevent vesting of any applicable grant.

d. Change in Control Agreement and Eligibility for Retention Bonus.

The parties acknowledge that they entered into a Change in Control Agreement on September 17, 2019. This Change in Control Agreement provides certain enumerated benefits in the event of a change in control. If an Executive termination occurs during a Change in Control, the Executive shall receive the greater of the benefits provided by the Change in Control Agreement or this instant Agreement for each of the severance components individually of salary, bonus, restricted stock, benefits, and consulting contract but not both. All other terminations are governed by this instant Agreement.

In the event of a Change in Control where the Company or its Memorialization business is sold, if the Company establishes a retention bonus program or provides retention bonuses to similarly situated executives, the Employee shall be eligible to participate in such program and receive a retention bonus on terms no less favorable than those offered to other executives at a comparable Group President level, and the Executive shall receive treatment for each of the severance components of salary, bonus, restricted stock, consulting contract and benefits no less favorable than those provided under the Change in Control Agreement. The specific terms and amount of any such retention bonus shall be determined by the Company in its discretion, consistent with the structure and intent of the applicable retention program. In addition, in the event of a Change in Control where the Company or its Memorialization business is sold, the Company shall pay to the Executive a single lump sum cash amount equal to the value that the Executive would have earned in payments during the two-year consulting agreement, referenced below. A Change in Control where the Company or its Memorialization business is sold will be treated as a Section 11 event for restricted stock awards.

SECTION 2.

Benefits and Expenses

2.01 Employee Benefits. The Executive shall continue to be eligible for all of the Company’s employee benefits throughout the term of this Agreement. Applicable benefits include any enhanced benefits available to Matthews Executive Leaders. In addition, the Executive shall be eligible for retiree life insurance coverage with all premiums paid by the Company equal to one (1) times annual base salary which shall be deemed as $562,500 and not adjusted for purposes of this benefit only. All benefits shall be administered in accordance with the Company’s standard practices and governing plan documents.

2.02. Expenses. The compensation identified in Section 1.02 above does not include, and the Company shall be responsible for reimbursing the Executive for necessary and customary business-related expenses for the performance of the Executive’s duties, including, but not limited to, all reasonable and necessary travel expenses, monthly cellular telephone expenses, and all reasonable and necessary work-related entertainment expenses. Other than the expenses specifically enumerated in this Section 2.02, the Executive shall not be entitled to the reimbursement of expenses unless specifically agreed to by an authorized representative of the Company in writing.

SECTION 3.

Term; Separation of Employment; and Consulting

3.01 Term. This Agreement shall commence on April 1, 2026, and shall terminate on January 2, 2028, unless (a) either otherwise mutually agreed in writing by the parties hereto; or (b) a termination takes place as subsequently defined herein or as defined in section 1.01e.

3.02 Termination of employment. Executive’s employment with the Company shall terminate on January 2, 2028, unless a prior termination has taken place. Any termination of employment will constitute a Qualified Retirement, within the meaning of the Company’s restricted stock program.

3.03. Illness, Incapacity.

a. If, during the Employment Period, Executive shall be prevented from effectively performing Executive’s material duties hereunder by reason of illness or disability, with reasonable accommodation, for a consecutive period of six (6) consecutive months (or a total of six (6) months during any twelve (12) month period) (unless a longer period is required by federal or state law, in which case such longer period would apply) (a “Disability”), then the Company may, by written notice to Executive, terminate this Agreement and Executive’s employment hereunder. Upon delivery to Executive of such notice (such date of delivery being referred to as the “Company Illness/Disability Termination Date”), Executive’s employment and all obligations of the Company hereof shall forthwith terminate. The obligations of Executive under Section 4 hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 3.03.

b. If Executive’s employment terminates due to Disability, Executive shall be entitled to: (i) any Base Salary earned and not yet paid to Executive (including for the full month in which Executive’s employment is terminated); (ii) reimbursement of any unpaid business expenses Executive incurred in accordance with this Agreement prior to the Company Illness /Disability Termination Date; (iii) any other benefits accrued and vested through the Company Illness /Disability Termination Date in accordance with the applicable plans and programs of the Company; (iv) a single lump sum cash amount equal to Executive’s Base Salary that would have been earned from the date of such termination through the end of the Employment Period plus the value that the Executive would have earned in payments during the two year consulting agreement, referenced below; and (v) payout of target bonus and grant of restricted stock awards (or comparable value in cash) which would have otherwise been awarded and/or vested during the pendency of this employment agreement (such payment being the “Severance Amount”), less applicable withholdings.

3.04. Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment hereunder shall terminate and all obligations of the Company, except as noted in the following sentence, hereunder shall terminate as of the date of death (the “Company Death Termination Date”). If Executive’s employment terminates due to death, Executive’s heirs or estate shall be entitled to (i) any Base Salary earned and not yet paid to Executive (including for the full month of Executive’s death); (ii) reimbursement of any unpaid business expenses Executive incurred in accordance with this Agreement prior to the Company Death Termination Date; (iii) any other benefits accrued and vested through the date of death in accordance with the applicable plans and programs of the Company (iv) a single lump sum cash amount equal to Executive’s Base Salary that would have been earned from the date of such termination through the end of the Employment Period plus the value that the Executive would have earned in payments during the two year consulting agreement, referenced below; and (v) payout of target bonus and grant of restricted stock awards (or comparable value in cash) which would have otherwise been awarded and/or vested during the pendency of this employment agreement (such payment being the “Severance Amount”), less applicable withholdings.

3.05. Company Termination For Cause.

a. The Company may, upon written notification, terminate this Agreement (except with respect to Section 3.03 and Section 3.04) and Executive’s employment hereunder at any time for Cause, as defined herein. “Cause” shall mean and be limited to:

i. the conviction of Executive of a felony, or the conviction of Executive of any crime involving moral turpitude, theft, fraud or deceit, each such conviction to be in a court of competent jurisdiction;

ii. conduct of Executive in direct and material violation of the Company’s Code of Conduct and Business Ethics (a copy of which has been provided to Executive by the Company) (the “Code”), including conduct of Executive which is reasonably likely to bring the Company or any of its related entities into public disgrace or disrepute; provided that the conduct required by the Code does not require Executive to take any action which is illegal, immoral or unethical; or the failure by Executive to take any action required by applicable law, regulations or licensing standards in connection with Executive’s employment hereunder;

iii. substantial or continued unwillingness or intentional failure by Executive to perform valid and legal work-related duties as reasonably directed by the Company and that are consistent with this Agreement;

iv. gross negligence or willful misconduct of Executive in the performance of (or failure to perform) Executive’s duties consistent with this Agreement; or

v. any material breach of this Agreement by Executive.

Notwithstanding the foregoing, the termination of Executive for any act or omission described in subsections a(ii) through a(v) of Section 3.05 shall not constitute a valid termination for Cause unless Executive shall have received (i) written notice from the Company stating the nature of the conduct forming the basis for termination and, where such conduct is curable, the corrective measures necessary to correct such act or omission and (ii) thirty (30) days to correct the act or omission described, or initiate the necessary corrective measures if thirty (30) days is insufficient to complete the same. Unless Executive cures such act or omission or initiates the necessary corrective measures to the reasonable satisfaction of the Company, as the case may be and as provided in the written notice, such termination for Cause shall be effective upon written notice from the Company following the expiration of such thirty (30) day period; provided however, where the conduct is not reasonably curable and the Company informs Executive as such, the termination shall be effective immediately. In either case, the date of termination hereunder shall be referred to as the “Company Cause Termination Date”.

b. Upon delivery to Executive of the written notification that Executive’s employment is being terminated for Cause or, if applicable, upon delivery to Executive of notice of Executive’s failure to cure such act or omission as provided above, this Agreement and Executive’s employment hereunder shall forthwith terminate. If the Company terminates Executive for Cause, Executive shall be entitled to: (i) any Base Salary earned prior to the Company Cause Termination Date but not yet paid; (ii) reimbursement of any unpaid business expenses Executive incurred in accordance with this Agreement prior to Company Cause Termination Date; and (iii) any other benefits accrued and vested through the date of such Company Cause Termination Date in accordance with the applicable plans and programs of the Company. Executive’s obligations under Section 4 hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 3.05.

3.06. Company Termination Without Cause.

a. If the Company elects to terminate Executive’s employment without Cause, as Cause is defined in Section 3.05 hereof, the Company shall provide Executive with at least thirty (30) days prior written notice, which shall set forth the termination date of Executive’s employment. If, during the Employment Period, the Company terminates Executive’s employment without Cause, as Cause is defined in Section 3.05 hereof, Executive shall be entitled to: (i) any Base Salary earned prior to such termination but not yet paid; (ii) reimbursement of any unpaid business expenses Executive incurred prior to such termination; (iii) any other benefits accrued and vested through the date of such Termination in accordance with the applicable plans and programs of the Company; and (iv) a single lump sum cash amount equal to Executive’s Base Salary that would have been earned from the date of such termination through the end of the Employment Period plus the value that the Executive would have earned in payments during the two year consulting agreement, referenced below, and (v) payout of target bonus and grant of target stock options which would have otherwise been awarded and/or vested during the pendency of this employment agreement (such payment being the “Severance Amount”), less applicable withholdings. The payment of the Severance Amount shall be in lieu of, and not in addition to, any severance payment to which Executive would otherwise be entitled as a result of a termination of Executive’s employment without Cause. The Company shall be obligated to pay all amounts owed to Executive pursuant to this Section 3.06 within thirty (30) days of Executive’s termination from the Company without Cause.

3.07. Executive Termination.

a. Executive may terminate this Agreement and Executive’s employment hereunder at any time by giving the Company at least thirty (30) days prior written notice, which shall set forth Executive’s termination date (the “Executive Termination Date”).

b. In the event of Executive’s termination of this Agreement and Executive’s employment hereunder for Good Reason, Executive shall be entitled to the: (i) any Base Salary earned prior to such termination but not yet paid; (ii) reimbursement of any unpaid business expenses Executive incurred in accordance with Section 2.02 of this Agreement prior to such termination; (iii) . any other benefits accrued and vested through the Executive termination date in accordance with the applicable plans and programs of the Company (iv) a single lump sum cash amount equal to Executive’s Base Salary that would have been earned from the date of such termination through the end of the Employment Period plus the value that the Executive would have earned in payments during the two year consulting agreement, referenced below; and (v) payout of target bonus and grant of restricted stock awards (or comparable value in cash) which would have otherwise been awarded and/or vested during the pendency of this employment agreement (such payment being the “Severance Amount”), less applicable withholdings.

The Company shall be obligated to pay all amounts owed to Executive within thirty (30) days of Executive’s termination of employment for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express prior written consent of the Executive, unless such events are fully corrected in all material respects by the Company within sixty (60) days following written notification by the Executive to the Company (or the Company has initiated the necessary corrective measures if sixty (60) days is insufficient to complete the same):

i. a reduction in the Executive’s Base Salary; and/or

ii. the Company’s failure to pay Executive pursuant to or in accordance with this Agreement or any other agreement when payment is due.

Unless the Company cures such act or omission or initiates the necessary corrective measures to the reasonable satisfaction of the Executive, as the case may be, such termination for Good Reason shall be effective upon written notice from the Executive following the expiration of such sixty (60) day period; provided however, where the conduct is not curable, the termination for Good Reason shall be effective immediately.

c. In the event of Executive’s voluntary termination of this Agreement without Good Reason (as hereinafter defined), Executive shall be entitled to: (i) any Base Salary for the period up to the Executive Termination Date not yet paid; (ii) reimbursement of any unpaid business expenses Executive incurred in accordance with this Agreement prior to the Executive Termination Date; (iii) any other benefits accrued and vested through the Executive Termination Date in accordance with the applicable plans and programs of the Company, less applicable withholdings, and (iv) bonus calculated on a pro rata basis for the portion of the fiscal year worked. Executive’s obligations under Section 4 hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 3.07(c).

d. Upon receipt of notice that Executive intends to terminate this Agreement and/or Executive’s employment, the Company may elect to terminate this Agreement and Executive’s employment immediately or at any time during the notice period prior to the Executive Termination Date, provided Company pays Executive through the Executive’s Termination Date.

3.08 Consulting Agreement. On January 3, 2028 (or earlier per this Agreement section 1.01e), Executive’s employment with Company will terminate and the Parties shall enter into a two-year consulting agreement. A copy of the two-year consulting agreement is attached to this Agreement as Exhibit A. To the extent that it is still in effect, the Parties agree to dissolve the Change in Control Agreement between Executive and the Company on January 2, 2028.

3.09 Transfer of Mutual Obligations to Consulting Agreement. Upon the termination of Executive’s employment with Company and the execution of the Consulting Agreement, the parties agree that the terms and provisions of this Agreement shall terminate except for the restrictive covenants contained in Section 4 herein.

SECTION 4.

Executive Obligations

4.01 Confidentiality. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, at any time following the Date of Termination, any nonpublic, proprietary or confidential information, knowledge, Trade Secrets (as defined below) or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive, (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive, or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

a.

As used herein, “Trade Secrets” means: (i) any useful process, machine or other device or composition of matter which is new or which Company or its Affiliates have a reasonable basis to believe may be new, and which is being used or studied by Company or its Affiliates and is not described in a patent or described in any literature already published and distributed externally by Company or its Affiliates; (ii) any software, data, design, plan, tool, process or method employed by Company or its Affiliates, whether patentable or not, which is not generally known to others; (iii) Company’s or its Affiliates marketing plans and concepts; (iv) Company’s or its Affiliates’ product development plans and proposals; (v) financial information or projections regarding Company or its Affiliates; (vi) financial, pricing and/or credit information regarding Company’s or its Affiliates’ clients, licensors, or vendors; (vii) a listing of the names, postal addresses, email addresses or telephone numbers of Company’s or its Affiliates’ customers or clients; (viii)

Company’s or its Affiliates’ contracts and other legal documents; (ix) any other information designated as a Trade Secret by Client or its Affiliates at the time of its disclosure to Consultant; and (x) any other information otherwise falling within the definition of a “Trade Secret” pursuant to the Pennsylvania Trade Secrets Act, Title 12 Chapter 53 of the Pennsylvania Consolidated Statutes; provided, however, that “Trade Secrets” shall not include any “Excluded Information,” as defined below. “Trade Secrets” shall also include matters that have been disclosed to Company by a third party that would otherwise fall within the foregoing categories and with respect to which Company owes a duty of confidentiality.

4.02 Non-Solicitation. The Executive agrees that for the twenty-four (24) month period following the Date of Termination, the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly (i) solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated) or (ii) induce or attempt to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the Company or any of its subsidiaries. For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 4.02.

4.03 Non-Competition. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. The Executive agrees that for a period of twenty-four (24) months following the Date of Termination, the Executive will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted.

4.04 Non-Disparagement. Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other Executives) agrees not to make any statements that disparage the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 4.04.

4.05 Return of Company Property and Records. The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear expected) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

4.06 Cooperation. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive at either the higher of the Executive’s salary rate (calculated based on the number of hours of service provided to the Company) immediately prior to the Date of Termination or for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

SECTION 5.

Miscellaneous

5.01 Equitable Relief and Other Remedies. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. The restrictive covenant periods contained in Section 4 shall be tolled during any period of non-compliance.

5.02 Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

5.03 Survival of Provisions. The obligations contained in Section 4 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

5.04 Conditions. Any payments or benefits made or provided pursuant to this Agreement are subject to the Executive’s compliance with the provisions of Sections 4 hereof;

5.05 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the President of the Company or his designee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Pennsylvania without regard to its conflicts of law principles. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

5.06 Validity; Counterparts. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

5.07 Supersedes All Other Agreements. Except with respect to any agreements or plans governing Management Incentives, such as the provisions contained in the Change in Control Agreement or Restrictive Share Unit Agreements that Executive entered into with Company, this instant Agreement supersedes any other agreements or representations, oral or otherwise, express or implied during the pendency of Executive’s employment with Company. After Executive’s employment is terminated, the Consulting Agreement determines the rights and obligations of the Parties. However at all times, Executive acknowledges he is bound by all Restrictive Covenants contained in any Agreement signed with the Company including but not limited to this instant Agreement, the Restrictive Share Units Agreement, and the Consulting Agreement.

5.08 Section 409A. It is the intention of the Company and the Executive that this Agreement does not result in taxation of the Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Agreement shall be construed and administered in accordance with such intention. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code. Notwithstanding anything to the contrary herein, if the Executive is a “specified Executive” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of the Executive under this Agreement pursuant to the Executive’s termination of employment with the Company shall be delayed to the extent required so that taxes are not imposed on the Executive pursuant to Section 409A of the Code, and shall be paid upon the earliest date permitted by Section 409A(a)(2) of the Code. For purposes of this Agreement, the Executive’s employment with the Company, the Company and their Affiliates will not be treated as terminated unless and until such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code.

5.09. Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

5.10. Arbitration. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by a confidential arbitration before a single arbitrator in Pittsburgh, Pennsylvania, in accordance with the Employment/Workplace Arbitration Rules of the American Arbitration Association then in effect;. This Agreement and any needed Arbitration shall be governed by the laws of the Commonwealth of Pennsylvania. Any Arbitration shall be subject to the evidentiary rules of the Commonwealth of Pennsylvania. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

5.11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed e-mail, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the e-mail address) shown on the records of the Company.

If to the Company: Matthews International Corporation, Two NorthShore Center, Pittsburgh, PA 15212 Attention: Secretary (e-mail address: Bwalters@matw.com), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

IN WITNESS WHEREOF, the parties have executed this Agreement.

MATTHEWS INTERNATIONAL CORPORATION

By:	/s/ Ronald C. Awenowicz
Ronald C. Awenowicz
Title:	Senior Vice President – Human Resources

Date:	April 8, 2026

EXECUTIVE

By:	/s/ Steven D. Gackenbach
Name:	Steven D. Gackenbach

Date:	April 8, 2026

EXHIBIT A

Consulting Agreement